Exhibit 99.1

Capitala Finance Corp. Announces Portfolio Activity

Liquidity From Repayments To Assist In Plan To Decrease Leverage

CHARLOTTE, NC—July 14, 2020 (Globe Newswire)—Capitala Finance Corp. (the “Company”, “our”, or “Capitala”) announced portfolio activity for the second quarter.

During the second quarter of 2020, the Company received over $51.1 million in repayments from its portfolio companies including $17.8 million in full repayment of its debt investments in Flavors Holdings, Inc. and $13.1 million from the successful wind-down of the Company’s joint venture, Capitala Senior Loan Fund II, LLC.

Management Commentary

Chairman and Chief Executive Officer Joseph B. Alala, III offered the following comments, “After a busy second quarter of portfolio activity, the Company has approximately $95.2 million in cash as of June 30, 2020, which provides Capitala liquidity to support our existing portfolio companies, invest in new portfolio companies, pay off existing debt obligations, and service working capital needs.”

About Capitala Group

Capitala Group is a $3.0 billion asset management firm that has been providing capital to lower middle market companies throughout North America for twenty years. Since our inception in 1998, Capitala has invested in over 160 companies and seeks to partner with strong management teams to create value and generate superior risk-adjusted returns for our individual and institutional investors. For more information, visit our website at www.CapitalaGroup.com.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in first and second lien loans, subordinated debt and, to a lesser extent, equity securities issued by lower and traditional middle market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information on Capitala, or to automatically receive email notifications of Company financial information, press releases, stock alerts, or other corporate filings, please visit the Investor Relations section of our website.

Contacts:

Steve Arnall

COO | CFO
sarnall@capitalagroup.com

Katina Cole Jakubowski
Director of Marketing
kjakubowski@capitalagroup.com